Exhibit 99.1

Union Bankshares Corporation Announces Pricing of Subordinated Notes Offering

Richmond, Va., December 1, 2016 – Union Bankshares Corporation (the "Company"), the parent company of Union Bank & Trust (the "Bank"), today announced the pricing of its public offering of $150 million of its Fixed-to-Floating Rate Subordinated Notes due 2026 (the "Notes").

“Based on strong demand from investors, the company was able to increase the amount of the issue more than originally anticipated,” said G. William Beale, chief executive officer of Union Bankshares Corporation. “I believe the market responded favorably to Union’s strategic plan, solid balance sheet and credit quality and therefore the Company was also able to price the Notes at a tighter credit spread to treasuries than on any similarly rated deal this year.”

The Notes will initially bear interest at 5.00% per annum, payable semi-annually in arrears commencing on June 15, 2017, with interest commencing on the issue date, to, but excluding, December 15, 2021, and, thereafter, payable quarterly in arrears, at an annual floating rate equal to three-month LIBOR as determined for the applicable quarterly period, plus 3.175%. The Notes will mature on December 15, 2026. The Notes have been offered to the public at par.

The Company intends to use the net proceeds of the offering to repay amounts outstanding under a line of credit, to contribute capital to its subsidiary bank, Union Bank & Trust, and for general corporate purposes.

Sandler O'Neill + Partners, L.P. acted as the sole book-running manager for the Notes offering.

The Notes will be issued pursuant to an effective shelf registration statement (File No. 333-198710) (including base prospectus) and a preliminary prospectus supplement filed with the Securities and Exchange Commission (“SEC”) and a final prospectus supplement to be filed with the SEC. The securities may be offered only by means of a prospectus supplement and accompanying base prospectus.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the Notes offering, and when available the final prospectus supplement and accompanying base prospectus, can be obtained without charge by visiting EDGAR on the SEC's website at www.sec.gov, or may be obtained from: Sandler O'Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, Telephone Number: 1-866-805-4128.

About Union Bankshares Corporation

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 115 banking offices and approximately 191 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc., which provides investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com

Disclaimer About This Release

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of those securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "will," "should," "may," "view," "opportunity," "potential," or similar expressions or expressions of confidence. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines.

These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31,2015, the prospectus and prospectus supplements that describe the terms of the offering of subordinated debt referred to above as well as certain other matters relating to the Company and its financial condition, and subsequent securities filings of the Company, all of which may be accessed online at www.sec.gov or on the Company’s internet website at http://www.bankatunion.com. All risk and uncertainties described in those documents should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications

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